Exhibit 99.1

News Release

Wabtec Acquires Railroad Controls L.P., A Provider of Signal Construction Services

WILMERDING, PA, February 4, 2015 – Wabtec Corporation (NYSE: WAB) has acquired Railroad Controls L.P., a leading provider of railway signal construction services with annual revenues of about $75 million in 2014. Based in Benbrook, Texas, Railroad Controls L.P. was a subsidiary of RCL Services Group, LLC.

Railroad Controls provides railway signal construction services to freight and passenger railroads in North America. The company’s capabilities include installation of grade crossing warning signals, wayside and interlocking signals, and Positive Train Control-related equipment.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “In recent years we have expanded our presence in signal design, engineering, project management and construction through organic growth initiatives and the acquisitions of Xorail and C2CE. Railroad Controls further strengthens our turnkey capabilities in this key market segment and provides technical expertise that complements our existing electronics, signaling and train control offerings.”

Railroad Controls has about 500 employees, and its management team has extensive experience with Class I railroads in the U.S.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and other industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Contact:

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148